                                                                  EXHIBIT (2)(g)

                         INVESTMENT MANAGEMENT AGREEMENT

      INVESTMENT MANAGEMENT AGREEMENT to be effective as of the 1st day of April, 2006 between J.P. MORGAN MULTI-STRATEGY FUND, L.L.C., a Delaware limited liability company (the "Fund"), and J.P. MORGAN ALTERNATIVE ASSET MANAGEMENT, INC., a Delaware corporation (the "Investment Manager").

      WHEREAS, the Fund has been organized for the purpose of allocating discrete pools of its capital among portfolio managers (the "Portfolio Managers") that invest through investment pools or managed accounts in a variety of markets and that employ, as a group, a range of investment techniques and strategies, as described in the Private Placement Memorandum of the Fund, as it may be amended and supplemented from time to time (the "Private Placement Memorandum"), and the Fund desires to avail itself of the experience, sources of information, advice, assistance and facilities of the Investment Manager, and desires to have the Investment Manager perform for it various investment management services;

      WHEREAS, the Investment Manager is willing to perform such services under the terms and conditions hereinafter set forth;

      WHEREAS, the Investment Manager has received a copy of the Amended and Restated Limited Liability Company Agreement ("LLC Agreement") of the Fund, in effect as of the date of this Agreement, and the Private Placement Memorandum;

      NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

      1. Appointment of the Investment Manager. The Investment Manager will act as investment manager to the Fund and will be responsible for all investment decisions, either directly or indirectly through the selection and monitoring of the Portfolio Managers through which the assets of the Fund will be invested. The Investment Manager undertakes to give the Fund the benefit of its best judgment, efforts and facilities in rendering its services.

      2. Authority of the Investment Manager. Subject to Section 5, and in connection with its obligations under this Agreement, the Investment Manager will have the authority for and in the name of the Fund (including, to the extent applicable, any subsidiary of the Fund) to manage the investment and reinvestment of the assets of the Fund and to continuously review, supervise and administer the investment program of the Fund subject to oversight by the Fund's Board of Directors (the "Board of Directors") and in accordance with the investment objective and policies described in the Private Placement Memorandum. Without limiting the generality of the foregoing, the Investment Manager is specifically authorized to:

            (a) invest discrete portions of the Fund's assets (which may constitute, in the aggregate, all of the Fund's assets) in unregistered investment funds or other investment vehicles and registered investment companies ("Investment Funds") that are managed by Portfolio Managers, which investments shall be subject in each case to the terms and conditions of the respective governing documents utilized by each Portfolio Manager;

            (b) invest discrete portions of the Fund's assets (i) in separate investment vehicles for which the Portfolio Managers serve as general partners, managing members and/or investment managers and in which the Fund is the sole investor ("Sub-Funds") and (ii) with Portfolio Managers who are retained to manage the Fund's assets directly through separately managed accounts (Sub-Funds and separately managed accounts are collectively referred to as "Separately Managed Accounts"; Portfolio Managers of Separately Managed Accounts are referred to as "Subadvisers");

            (c) invest the Fund's assets in any type of instrument it deems appropriate for the purpose of (i) hedging currency risk when the Fund makes an investment in an Investment Fund or directly in securities denominated in a currency other than the U.S. dollar and (ii) fulfilling the investment objective of the Fund as described in the Private Placement Memorandum;

            (d)invest the cash balances of the Fund in any instruments it deems appropriate and to reinvest any income earned thereon in accordance with the investment program of the Fund;

            (e) borrow or raise monies, on behalf of the Fund, and, from time to time issue, accept, endorse and execute promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and secure the payment of such or other obligations by mortgage upon, or hypothecation or pledge of, all or part of the property of the Fund, whether at the time owned or thereafter acquired, when deemed appropriate by the Investment Manager, including, without limitation, to meet repurchases that would otherwise result in the premature liquidation of investments;

            (f) open, maintain and close bank accounts and brokerage accounts in the name of the Fund and draw checks or other orders for the payment of monies in respect of those accounts, and issue instructions and authorizations to brokers regarding securities and/or money therein, subject to the oversight of the Board of Directors;

            (g) do any and all acts on behalf of the Fund, and exercise all rights of the Fund, with respect to its interest in any person, firm, corporation or other entity, including, without limitation, the voting or abstention from voting of limited liability company interests, limited partnership interests, shares or other interests of the Investment Funds and Sub-Funds, participation in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings and other like or similar matters;

            (h) subject to the Investment Company Act of 1940 (the "1940 Act"), and any interpretations of that Act, invest in one or more Investment Funds through an intermediate entity in which other accounts or funds managed by the Investment Manager may have an interest or allocate portions of the Fund's assets to Portfolio Managers affiliated with the Investment Manager, but not on terms more favorable to such affiliates than could be obtained through arm's-length negotiation;

            (i) advise the Board of Directors in connection with any proposed changes to the Fund's investment guidelines, policies or strategies from time to time in order to meet the Fund's investment objective;

            (j) supply the Fund's administrator, custodian, escrow agent, or other service providers to the Fund, with such information and instructions as may be necessary to enable such person or persons to perform their duties in accordance with the applicable agreements;

            (k) perform certain "manager administrative services," including effecting all registrations or other filings required by any governmental or similar agency with respect to the Fund, providing substantial assistance in the administration of the process by which the Fund repurchases its securities, including with respect to regulatory filings, liaising as necessary with regulatory authorities with respect to the Fund's operations and filings, and generally addressing matters arising from the Fund's registration under the 1940 Act;

            (l) authorize any employee or other agent of the Investment Manager or agent or employee of the Fund to act for and on behalf of the Fund in all matters incidental to the foregoing; and

            (m) engage personnel, whether part-time or full-time, attorneys and independent accountants or such other persons as the Investment Manager may deem necessary or advisable.

      Subject to Section 3(b) of this Agreement, the Investment Manager may be assisted in performing its services hereunder by sub-managers or consultants that it selects.

      3. Policies of the Fund.

            (a) The activities engaged in by the Investment Manager on behalf of the Fund shall be subject to the policies and control of the Board of Directors.

            (b) The selection of Subadvisers by the Investment Manager will be subject to the approval by the Board of Directors in accordance with requirements of the 1940 Act and a vote of a majority of the outstanding voting securities of the Fund unless the Fund acts in reliance on exemptive, interpretive or other relief granted by the Securities and Exchange Commission (the "SEC") from the provisions of the 1940 Act requiring such approval by security holders.

            (c) The Fund and the Investment Manager agree to furnish to each other current prospectuses, proxy statements, reports to members or shareholders, true and complete copies of their financial statements, and such other information with regard to their affairs as each may reasonably request. The Investment Manager will provide the Fund with records concerning the Investment Manager's activities that the Fund is required to maintain and to render regular reports to the Fund's officers and the Board of Directors concerning the Investment Manager's discharge of its responsibilities.

      4. Status of the Investment Manager.

            (a) The Investment Manager will for all purposes be an independent contractor and not an employee of the Fund, nor will anything in this Agreement be construed as making the Fund a partner or co-venturer with the Investment Manager or any of its affiliates or clients. The Investment Manager shall have no authority to act for, represent, bind or obligate the Fund except as specifically provided in this Agreement or as specifically approved by the Board of Directors.

            (b) The Fund authorizes affiliates of the Investment Manager to provide services relating to the investment or trading of securities for the Fund and to retain compensation in connection with the transactions, provided that any such affiliate discloses, at least annually, and as may be required under the Fund's Rule 17e-1 Procedures, as amended from time to time with notice to the Investment Manager (the "Procedures"), the amount of the commission it has received and that the amount of such compensation is permissible under the Procedures. This authorization is executed and delivered pursuant to Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) under that Act.

            (c) The Investment Manager is registered with the Commodity Futures Trading Commission (the "CFTC") as a commodity trading advisor, but has claimed exemption from registration in such capacity with respect to its provision of commodity interest trading advice to the Fund. The Investment Manager will provide commodity interest trading advice to the Fund as if the Investment Manager were exempt from registration as a commodity trading advisor.

      5. Conduct of the Investment Manager. All actions engaged in by the Investment Manager under this Agreement will at all times conform to and be in accordance with the requirements imposed by:

            (a) any provisions of applicable law;

            (b) provisions of the LLC Agreement as such LLC Agreement may be amended, supplemented or revised from time to time, provided that the Investment Manager will not be obligated to follow any amendment to the LLC Agreement that increases its obligations, responsibilities or liabilities until it has received actual notice of the amendment; and

            (c) such policies and procedures as may be adopted from time to time by the Board of Directors, provided that the Investment Manager will not be obligated to follow any such policies or procedures that increases its obligations, responsibilities or liabilities until it has received actual notice of the policy or procedure.

      6. Reimbursement of Legal and Other Professional Expenses. The Investment Manager, in its discretion, may rely upon the advice of legal counsel, independent accountants and other professional advisors to the Fund in connection with the performance of its activities on behalf of the Fund under this Agreement, and the Fund shall bear full responsibility therefor and the expense of any fees and disbursements arising from the use of such professional advisors.

      7. Fees.

            (a) The Fund shall pay the Investment Manager as full compensation for the services performed by the Investment Manager a fixed monthly fee payable monthly equal to 0.1042% (approximately 1.25% on an annualized basis) (the "Management Fee") plus, for the services provided under
      Section 2(k) of this Agreement, an additional manager administrative services fee of 0.0125% per month (approximately 0.15% on an annualized basis) (the "Manager Administrative Services Fee") of the month-end capital account balance of each member of the Fund (each, a "Member", and collectively, the "Members"), before giving effect to repurchases, repurchase fees (if any) or the Incentive Allocation, and after giving effect to other expenses (all as computed pursuant to the LLC Agreement). The Management Fee and the Manager Administrative Services Fee shall be appropriately prorated in the event that this Agreement becomes effective as of a date other than the beginning of a month or terminates as of a date other than the end of a month.

            (b) Payment of the Management Fee and the Manager Administrative Services Fee shall be made in arrears within 20 days after the end of each month. Subject to the 1940 Act, the Investment Manager, in its discretion, may remit to any Member all or a portion of its past profits earned with respect to the Capital Account of that Member. A portion of the Management Fee may be paid by, or at the direction of, the Investment Manager to Placement Agents that assist in the placement of Interests and may be affiliated with the Investment Manager, and any such payments will be in addition to the direct placement fees paid by investors.

            (c) Each payment for services to the Investment Manager shall be accompanied by a report of the Fund, prepared either by the Fund's administrator or by an established firm of independent public accountants, which shows the amount properly payable to the Investment Manager under this Agreement, and the manner of computation thereof.

      8. Expenses of the Fund. The Fund will pay or assume all ordinary operating expenses of the Fund in accordance with the terms of the LLC Agreement, other than expenses assumed by the Investment Manager.

      9. Expenses of the Investment Manager. The Investment Manager will bear all of its own costs incurred in providing investment advisory services to the Fund, including travel and other expenses related to the selection and monitoring of Portfolio Managers, as well as its other ordinary operating expenses.

      10. Representations and Warranties.

            (a) The Investment Manager represents and warrants that: (i) it has obtained all applicable licenses, permits, registrations, memberships and approvals that may be required in order to serve in its designated capacities with respect to this Agreement, and will continue to keep current those licenses, permits, registrations, memberships and approvals for so long as this Agreement is in effect; (ii) it is in material compliance with all requirements of applicable federal securities and commodities laws, regulations and rules, including the regulations and rules of the SEC, the CFTC and all other laws, rules or regulations applicable to it or its activities; (iii) it will immediately notify the Fund of the occurrence of any event that would disqualify it from serving in its designated capacities with respect to this Agreement; (iv) it has the capacity and authority to perform its obligations under this Agreement; (v) this Agreement has been duly and validly authorized, executed and delivered on behalf of the Investment Manager and is a valid and binding agreement of the Investment Manager enforceable in accordance with its terms; and (vi) entry into this Agreement will not breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or affect the performance of its duties under this Agreement.

            (b) The Fund represents and warrants that: (i) it is a limited liability company duly formed and validly existing under the laws of the State of Delaware and has full power and authority to perform its obligations under this Agreement; (ii) it has the capacity and authority to enter into this Agreement; (iii) the person that would be deemed to be the Fund's commodity pool operator has claimed exclusion from such status pursuant to CFTC Rule 4.5; (iv) this Agreement has been duly and validly authorized, executed and delivered on behalf of the Fund and is a valid and binding agreement of the Fund enforceable in accordance with its terms; and (v) entry into this Agreement will not breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound that would materially limit or affect the performance of its duties under this Agreement.

      11. Liability of Investment Manager. In the absence of (a) willful misfeasance, bad faith or negligence on the part of the Investment Manager in performance of its obligations and duties under this Agreement, (b) reckless disregard by the Investment Manager of its obligations and duties under this Agreement, or (c) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages will be limited to the period and the amount set out in Section 36(b)(3) of the 1940 Act), the Investment Manager will not be subject to any liability whatsoever to the Fund, or to any Member of the Fund for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services under this Agreement including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund.

      12. Indemnification.

            (a) To the fullest extent permitted by law, the Fund will, subject to Section 12(c) of this Agreement, indemnify the Investment Manager (including for this purpose each officer, director, member, partner, principal, employee or agent of, or any person who controls, is controlled by or is under common control with, the Investment Manager, and their respective executors, heirs, assigns, successors or other legal representatives) (each such person being referred to as an "indemnitee") against all losses, claims, damages, liabilities, costs and expenses ("Losses," and individually, a "Loss") arising by reason of being or having been Investment Manager to the Fund, or the past or present performance of services to the Fund in accordance with this Agreement by the indemnitee, except to the extent that the Loss has been determined in a final judicial decision on the merits from which no further right of appeal may be taken in any action, suit, investigation or other proceeding, whether civil or criminal ("Action"), to have been incurred or suffered by the indemnitee by reason of willful misfeasance, bad faith, negligence, or reckless disregard of the duties involved in the conduct of the indemnitee's office ("disabling conduct"). Losses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses incurred in connection with the defense or disposition of any Action before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which the indemnitee may be or may have been threatened, while in office or thereafter. The rights of indemnification provided under this
      Section 12 are not to be construed so as to provide for indemnification of an indemnitee for any liability (including liability under U.S. federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that indemnification of such liability would be in violation of applicable law, but will be construed so as to effectuate the applicable provisions of this Section 12.

            (b) Expenses, including counsel fees and expenses, incurred by any indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Fund in advance of the final disposition of any Action upon receipt of an undertaking by or on behalf of the indemnitee to repay to the Fund amounts paid if a determination is made that indemnification of the expenses is not authorized under Section 12(a) of this Agreement, so long as (1) the indemnitee provides security for the undertaking, (2) the Fund is insured by or on behalf of the indemnitee against Losses arising by reason of the indemnitee's failure to fulfill his, her or its undertaking, or (3) a majority of the directors (each, a "Director," and collectively, the "Directors") of the Fund who are not "interested persons" (as that term is defined in the 1940 Act) ("Independent Directors") (excluding any Director who is either seeking advancement of expenses under this Agreement or is or has been a party to any other Action involving claims similar to those involved in the Action giving rise to a claim for advancement of expenses under this

      Agreement) or independent legal counsel in a written opinion determines, based on a review of readily available facts (as opposed to a full trial-type inquiry), that reason exists to believe that the indemnitee ultimately will be entitled to indemnification.

            (c) With respect to the disposition of any Action (whether by a compromise payment, pursuant to a consent decree or otherwise) without a final decision on the merits by a court, or by any other body before which the Action has been brought, that an indemnitee was liable to the Fund or its Members by reason of disabling conduct, indemnification will be provided in accordance with Section 12(a) of this Agreement if (1) the indemnification is approved as in the best interests of the Fund by a majority of the Independent Directors (excluding any Director who is either seeking indemnification under this Agreement or is or has been a party to any other Action involving claims similar to those involved in the Action giving rise to a claim for indemnification under this Agreement) upon a determination, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that the indemnitee acted in good faith and in the reasonable belief that the actions were in the best interests of the Fund and that the indemnitee is not liable to the Fund or its Members by reason of disabling conduct, or (2) the Directors secure a written opinion of independent legal counsel, based upon a review of readily available facts (as opposed to a full trial-type inquiry), to the effect that indemnification would not protect the indemnitee against any liability to the Fund or its Members to which the indemnitee would otherwise be subject by reason of disabling conduct.

            (d) Any indemnification or advancement of expenses made in accordance with this Section 12 will not prevent the recovery from any indemnitee of any amount if the indemnitee subsequently is determined in a final judicial decision on the merits in any Action involving the liability or expense that gave rise to the indemnification or advancement of expenses to be liable to the Fund or its Members by reason of disabling conduct. In any suit brought by an indemnitee to enforce a right to indemnification under this Section 12, it will be a defense that the indemnitee has not met the applicable standard of conduct described in this Section 12. In any suit in the name of the Fund to recover any indemnification or advancement of expenses made in accordance with this
      Section 12 the Fund will be entitled to recover the expenses upon a final adjudication from which no further right of appeal may be taken. In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this
      Section 12, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 12 will be on the Fund (or on any Member acting derivatively or otherwise on behalf of the Fund or its Members).

            (e) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 12 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no Member will be personally liable with respect to any such claim for indemnification or advancement of expenses.

            (f) The rights of indemnification provided in this Section 12 will not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this
      Section 12 will affect the power of the Fund to purchase and maintain liability insurance on behalf of the Investment Manager or any other indemnitee.

      13. Activities of the Investment Manager and Others. The Investment Manager and its affiliates may engage, simultaneously with their investment management activities on behalf of the Fund, in other businesses and make investments for their own accounts, and may render services similar to those described in this Agreement for other individuals, companies, trusts or persons, and shall not by reason of such engaging in other businesses, making such investments or rendering of services for others be deemed to be acting in conflict with the interests of the Fund. Notwithstanding the foregoing, the Investment Manager shall devote sufficient time to the management of the Fund's assets as is necessary to supervise the investment activities of the Fund.

      14. Permissible Interests. Subject to and in accordance with the LLC Agreement and the organizational documents of the Investment Manager (the "Investment Manager Organizational Documents"), (a) Directors (other than those identified as "disinterested" in the Fund's Private Placement Memorandum), officers, employees, agents and Members of the Fund are or may be interested in the Investment Manager (or any successor thereof) as directors, officers, agents, shareholders or otherwise; (b) directors, officers, employees, agents and shareholders of the Investment Manager are or may be interested in the Fund as Directors (other than those identified as "disinterested" in the Fund's Private Placement Memorandum), officers, Members or otherwise; and (c) the Investment Manager (or any successor) is or may be interested in the Fund as a Member or otherwise. The effect of any such interrelationships will be governed by the LLC Agreement, the Investment Manager Organizational Documents, the provisions of the 1940 Act and the provisions of the Investment Advisers Act of 1940.

      15. Term. This Agreement will become effective as of the date first written above and will continue for an initial two-year term, and will continue thereafter so long as the continuance is specifically approved at least annually
(a) by a majority vote of the Directors who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by a majority vote of the Board of Directors or by a vote of a majority of the outstanding voting securities of the Fund; provided however, that if the Members of the Fund fail to approve the Agreement as provided in this Section 15, the Investment Manager may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act and the rules under that Act. This Agreement may be terminated by the Fund at any time, without the payment of any penalty, by vote of a majority of the Board of Directors or by vote of a majority of the outstanding voting securities of the Fund on 60 days' written notice to the Investment Manager. This Agreement may be terminated by the Investment Manager at any time, without the payment of any penalty, upon 60 days' written notice to the Fund.

      16. Use of Name. The Fund acknowledges that it adopted its name through the permission of the Investment Manager. The Investment Manager hereby consents to the non-exclusive use by the Fund of "J.P. Morgan" in its name only so long as the Investment Manager or one of its affiliates serves as the investment manager of the Fund. The Fund agrees to indemnify and hold harmless the Investment Manager and its affiliates from and against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, attorney's fees and disbursements, which may arise out of the Fund's use or misuse of the name "J.P. Morgan Multi-Strategy Fund, L.L.C." or out of any breach of or failure to comply with this Section 16.

      17. Miscellaneous.

            (a) Definitions. Capitalized terms used and not otherwise defined in this Agreement shall have the same meaning as in the Private Placement Memorandum. As used in this Agreement, the terms "assignment," "interested persons," and a "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act, and relevant interpretations of those sections.

            (b) Notices. Any notice, consent or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or five days after mailed by certified mail, return receipt requested, as follows:

            If to the Investment Manager:

            J.P. Morgan Alternative Asset Management, Inc.
            522 Fifth Avenue, 10th Floor
            New York, New York 10036
            Attention: Paul Zummo

            If to the Fund:

            J.P. Morgan Multi-Strategy Fund, L.L.C.
            c/o PFPC Inc.
            301 Bellevue Parkway
            Wilmington, Delaware 19809
            Attention: John F. Fulgoney

            (c) Entire Agreement. This Agreement contains all of the terms agreed upon or made by the parties relating to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

            (d) Amendments and Waivers. This Agreement may be amended by mutual consent, but the consent of the Fund must be approved, if required by the 1940 Act, (a) by vote of a majority of those members of the Board of Directors who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the Fund.

            (e) Binding Effect; Assignment. This Agreement will automatically and immediately terminate in the event of its assignment, provided that an assignment to a successor to all or substantially all of the Investment Manager's business or to a wholly owned subsidiary of such successor that does not result in a change of actual control of the Investment Manager's business or management will not be deemed to be an assignment for the purposes of this Agreement.

            (f) Governing Law. Notwithstanding the place where this Agreement may be executed by any of the parties to this Agreement, the parties expressly agree that all terms and provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States applicable to agreements made and to be performed entirely in that jurisdiction, without regard to such jurisdiction's conflict of laws provisions.

            (g) Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

            (h) Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

            (i) Survival. The provisions of Sections 6, 7, 8, 12, and 17(f) of this Agreement will survive the termination of this Agreement.

            (j) Fund Obligations. The parties to this Agreement agree that the obligations of the Fund under this Agreement will not be binding upon any of the Directors, Members or any officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund.

      IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date first written above.

                                          J.P. MORGAN MULTI-STRATEGY
                                          FUND, L.L.C.

                                          By: Ehrlich Associates, L.L.C.,
                                              its Managing Member

                                          By: /s/ Dr. Harold B. Ehrlich
                                              -------------------------------
                                              Name: Dr. Harold B. Ehrlich
                                              Title: Chairman and Sole Member

                                          J.P. MORGAN ALTERNATIVE ASSET
                                          MANAGEMENT, INC.

                                          By: /s/ Paul Zummo
                                              ------------------------------
                                              Name: Paul Zummo
                                              Title: Managing Director